Exhibit 10.43

SECOND AMENDMENT TO CREDIT AGREEMENT

MULTI-COLOR CORPORATION, an Ohio corporation (the “Company”), LASALLE BANK NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION, KEYBANK NATIONAL ASSOCIATION and HARRIS TRUST AND SAVINGS BANK (each individually a “Lender” and collectively the “Lenders”), PNC BANK, NATIONAL ASSOCIATION, as resigning agent for the Lenders (the “Resigning Agent”), and LASALLE BANK NATIONAL ASSOCIATION, as successor agent for the Lenders (the “Agent”) hereby agree as follows effective as of June 30, 2004 (the “Effective Date”):

1.	Recitals.

1.1	Effective as of July 12, 2002, the Company, the Lenders and the Agent entered into a Fifth Amended and Restated Credit, Reimbursement and Security Agreement, which amended and fully restated a Credit, Reimbursement and Security Agreement originally dated as of July 15, 1994 (as amended by the First Amendment to Credit Agreement dated as of December 30, 2003, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein will have the meanings given such terms in the Credit Agreement.

1.2	The Company has requested that LaSalle Bank National Association assume the duties as Agent for the Lenders under the Credit Agreement.

1.3	The Company has requested that the Lenders increase the aggregate amount of credit facilities available to the Company and amend certain other provisions of the Credit Agreement, and the Lenders are willing to do so subject to and in accordance with the terms of this Second Amendment to Credit Agreement (this “Amendment”).

2.	Appointment of Successor Agent; Assignment of Loan Documents.

2.1	Effective as of the Effective Date, Resigning Agent hereby resigns as Agent under the Credit Agreement. The Company and each Lender hereby acknowledges and accepts the resignation of the Resigning Agent. Each of the Lenders hereby appoints LaSalle Bank National Association as successor Agent under the Credit Agreement effective as of the Effective Date. The Company hereby approves of LaSalle Bank National Association as successor Agent under the Credit Agreement and consents to such appointment. As of the Effective Date, LaSalle Bank National Association hereby accepts such appointment as successor Agent and succeeds to and becomes vested with all the rights, powers, privileges and duties of the Resigning Agent, and the Resigning Agent is hereby discharged (except to the extent otherwise provided in the Credit Agreement) from its duties and obligations as Agent for the Lenders under the Credit Agreement and the other Loan Documents. Notwithstanding anything to the contrary contained herein, the provisions of Section 15 of the Credit Agreement will continue in effect for the Resigning Agent’s benefit with respect to any actions taken or omitted to be taken by it while it was acting as Agent for the Lenders under the Credit Agreement and the other Loan Documents.

2.2	The Resigning Agent hereby assigns all of its rights and obligations, together with all moneys (if any) held by it in its capacity as Agent (after deducting therefrom any expenses for which it is entitled to be reimbursed), as Agent for the Lenders under the Credit Agreement, each of the Security Documents, each subordination agreement with respect to Subordinated Debt, and each of the other Loan Documents to the Agent. The Resigning Agent agrees to promptly take, at the Company’s expense, and the Company hereby agrees to promptly pay or reimburse the Resigning Agent for all costs reasonably incurred in connection with, such actions as shall be determined by the Agent to be necessary or appropriate to assign to the Agent all of the Resigning Agent’s rights and obligations as Agent for the Lenders, including without limitation executing and delivering all instruments of assignment requested by the Agent or any Lender in order to assign of record to the Agent, for the benefit of the Lenders, any mortgages, UCC financing statements, and similar documents. The Resigning Agent will promptly deliver to the Agent all stock certificates and other certificated investment property held by the Resigning Agent as part of the Collateral.

3.	Redemption of 1997 Scottsburg Bonds. The Company will use a portion of the proceeds of the Term Loan to redeem in full and to retire the 1997 Scottsburg Bonds on or before July 1, 2004. The Company will cause all necessary notices to be given, and all other conditions precedent to be satisfied, in order to fully redeem and retire the 1997 Scottsburg Bonds on or before July 1, 2004.

4.	Amendments to Credit Agreement.

4.1	Section 1.1.6 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.1.6	“Agent’s Account” will mean account number 1378018-7300 maintained by the Agent at its office at 135 South LaSalle Street, Chicago, Illinois 60603, or such other account maintained by the Agent and designated by the Agent in a written notice to the Lenders and the Company.

4.2	Section 1.1.25 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.1.25	“Cash Collateral Account” will mean account number 5800406836 maintained by the Agent.

4.3	Section 1.1.45 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.1.45	“Eurodollar Rate” will mean a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant Eurodollar Rate Advance and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the Eurodollar Rate is otherwise determined by the Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Agent’s determination of the Eurodollar Rate shall be conclusive, absent manifest error.

4.4	Section 1.1.47 (definition of Eurodollar Rate Reserve Percentage) of the Credit Agreement is hereby deleted and replaced with “[Reserved].”

4.5	Section 1.1.49 (definition of Excess Cash Flow) of the Credit Agreement is hereby deleted and replaced with “[Reserved].”

4.6	Section 1.1.54 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.1.54	“Fixed Charges” will mean for any period of determination the sum of interest expense, scheduled principal payments on long-term debt (which, with respect to the Credit Facilities, will be calculated assuming the amortization schedule in effect on June 30, 2004 had been in effect for the entire relevant period), scheduled payments under capital leases, income taxes paid, and dividends and distributions to shareholders, in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

4.7	Section 1.1.67 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.1.67	“Lead Arranger” will mean LaSalle Bank National Association.

4.8	Section 1.1.72 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.1.72	“Letter of Credit Documents” will mean the respective applications and agreements with respect to Letters of Credit and Standby Letters of Credit on the Agent’s, or the applicable issuing Lender’s standard forms thereof (or such other form as the applicable issuing Lender, the Agent, and the Company may agree), signed at the time of issuance or renewal of such Letters of Credit or Standby Letters of Credit. If LaSalle is the issuing Lender, the Letter of Credit Documents will include the Master Letter of Credit Agreement and the related letter of credit application in the form being used by LaSalle at the time of such request for the type of letter of credit requested. Copies of LaSalle’s current form of Master Letter of Credit Agreement and related letter of credit application are attached hereto as Exhibit G. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement or any related letter of credit application and the terms of this Credit Agreement, the terms of this Credit Agreement shall control.

4.9	The following Section 1.1.78A is hereby added to the Credit Agreement:

1.1.78A	“Loan” or “Loans” will mean, as the context may require, Revolving Credit Loans, Non-Revolving Credit Loans, Term Loans and/or Swingline Loans.

4.10	Section 1.1.95 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.1.95	“Permitted Acquisition” will mean any Acquisition by the Company or any Subsidiary thereof for consideration no greater than (i) the fair market value of the capital stock (or other equity interest) or property acquired or (ii) $10,000,000, whichever is less; provided that (a) the property acquired (or the property of the Person acquired) in such Acquisition is located entirely within the continental United States of America and constitutes assets used or useful in the same or a similar line of business as the Company and its Subsidiaries were engaged on the Closing Date (or goodwill associated therewith), (b) the property acquired (or the property of the Person acquired) in such Acquisition becomes part of the Collateral upon the closing of such Acquisition, (c) in the case of an Acquisition of the capital stock or other outstanding equity interest of another Person, such Person shall have delivered to the Agent upon the closing of such Acquisition an unlimited guarantee of the Obligations in form acceptable to the Agent, (d) in the case of an Acquisition of the capital stock or other outstanding equity interest of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (e) the Company shall have delivered to the Agent (for prompt distribution to the Lenders), prior to the closing of such Acquisition, a certificate demonstrating that, upon giving effect to such Acquisition, (1) the Company and its Subsidiaries are in compliance with this Credit Agreement, (2) the pro-forma Leverage Ratio is not greater than 2.75 to 1.00, and (3) the amount available for borrowing under the Revolving Credit Facility is at least $3,500,000, and (f) the representations and warranties made by the Company in this Credit Agreement or in any other Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date.

4.11	Section 1.1.119 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.1.119	“Standby Letter of Credit Commitment” will mean the Commitment of the Agent on behalf of the Lenders to issue Standby Letters of Credit in the aggregate not exceeding (a) the Available Commitment or (b) $1,000,000.

4.12	Section 1.1.126 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.1.126	“Swingline Commitment” will mean the credit facility in an amount not to exceed $2,000,000 from LaSalle Bank National Association, as such amount may be reduced from time to time pursuant to Section 2.8, below, evidenced by the Swingline Note.

4.13	Section 1.1.128 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.1.128	“Swingline Documents” will mean the Swingline Note and all other documents relating to the Swingline Subfacility.

4.14	Section 1.1.137 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.1.137	“Termination Date” will mean August 1, 2007; provided, however, that the Termination Date will in no event be later than the date on which all of the Commitments for the Credit Facilities will have been terminated in whole, whether by expiration or upon acceleration.

4.15	Section 2.2.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

2.2.1	Each Lender severally agrees to make, subject to the terms and conditions herein set forth, Non-Revolving Credit Loans to the Company on any Business Day during the period from June 30, 2004 to June 27, 2005 upon the request of the Company in an amount not to exceed $20,000,000 in the aggregate; provided that:

a. such Lender’s Ratable Portion of the Aggregate Outstanding Non-Revolving Credit shall not exceed at any time such Lender’s Non-Revolving Commitment; and

b. no Default or Event of Default exists.

4.16	Each of the references in Sections 2.2.2 and 2.2.3 of the Credit Agreement to “July 11, 2003” is hereby deleted and replaced with “June 27, 2005.”

4.17	Each of the references in Section 2.2A (Swingline Loans Subfacility) of the Credit Agreement to “PNC Bank, National Association” or to “PNC Bank” is hereby deleted and replaced with “LaSalle Bank National Association” and “LaSalle” respectively.

4.18	Section 2.2B of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

2.2B	Term Loan. Each Lender agrees to make a Term Loan to the Company on June 30, 2004 of such Lender’s Ratable Portion of $8,700,000 (the “Term Loan Commitment”). A portion of the proceeds of the Term Loan will be used to repay in full the outstanding balance of, and all accrued interest on, the term loans made by the Lenders to the Company prior to June 30, 2004. The Commitments of the Lenders to make Term Loans shall expire concurrently with the making of the Term Loans on June 30, 2004. Subject to acceleration upon the occurrence of an Event of Default or termination of this Credit Agreement, the outstanding principal balance of the Term Loan will be due and payable in quarterly installments of principal of $435,000 each, commencing on September 30, 2004 and continuing on the last Business Day of each December, March, June and September thereafter until the Termination Date, at which time any remaining outstanding principal will be due and payable in full. In addition to the scheduled principal payments, accrued interest on the Term Loan will be due and payable on the interest payment dates set forth in Section 2.7.5 hereof. The Term Loan shall be evidenced by one or more promissory notes (collectively, the “Term Note”) in substantially the form attached hereto as Exhibit J. The Company and the Lenders intend that all of the Lenders shall share the obligations and risks as to the Term Loan in accordance with their respective Ratable Portions (based on their Revolving Commitments).

4.19	Section 2.6.2.3 of the Credit Agreement (regarding payment of 50% of Excess Cash Flow) is hereby deleted.

4.20	The following sentence is hereby added to the end of Section 2.13.2(b) (Commitment Fee): “For the avoidance of doubt, outstanding Swingline Loans will not reduce the unused portion of the Revolving Commitment for purposes of calculating the Commitment Fee.”

4.21	Section 4 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

4. Bond Redemption.

4.1 Scottsburg Bond Redemption. The Company will redeem outstanding Scottsburg Bonds (in such order as the Company and the Agent may agree) in a principal amount of at least $170,000 on each July 1, October 1, January 1 and April 1 during the term of this Credit Agreement, or in such other amounts or at such other times as the Agent and the Company may agree from time to time. Such redemptions will be accomplished pursuant to the optional redemption provisions contained in the Indenture. The Company hereby authorizes any Lender to charge the Cash Collateral Account (or any other account of the Company at any Lender) to reimburse the Agent or any Lender for any draws under the Scottsburg Letter of Credit in connection with such redemptions.

4.2 MCC-Batavia Bond Redemption. The Company will cause MCC-Batavia to redeem outstanding MCC-Batavia Bonds in a principal amount of at least $70,000 on each September 1, December 1, March 1 and June 1 during the term of this Credit Agreement. Such redemptions will be accomplished pursuant to the optional redemption provisions contained in the MCC-Batavia Indenture. The Company, on behalf of itself and MCC-Batavia, hereby authorizes any Lender to charge the Cash Collateral Account (or any other account of MCC-Batavia or the Company at any Lender) to reimburse the Agent or any Lender for any draws under the MCC-Batavia Alternate Letter of Credit in connection with such redemptions.

4.22	The following Section 9.21 is hereby added to the Credit Agreement:

9.21 Compliance with Laws; Payment of Taxes and Liabilities. (a) Ensure, and cause each of its Affiliates to ensure, that no person who owns a controlling interest in or otherwise controls the Company or any of its Affiliates is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (b) without limiting clause (a) above, comply, and cause each of its Affiliates to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations and (c) pay, and cause each of its Affiliates to pay, prior to delinquency, all taxes and other governmental charges against it or any collateral, as well as claims of any kind which, if unpaid, could become a lien on any of its property; provided that the foregoing shall not require the Company or any of its Affiliates to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a lien on any collateral, such contest proceedings shall stay the foreclosure of such lien or the sale of any portion of the collateral to satisfy such claim.

4.23	The provision immediately following Section 11.13 of the Credit Agreement is hereby deleted and replaced with the following: “then in any such event (“Event of Default”), the Agent may, with the consent of the Required Lenders, or upon the request of the Required Lenders shall, take any or all of the following actions (provided that if any Event of Default specified in Section 11.9, above, occurs, the results described in clauses (a) and (b), below, shall occur automatically):”.

4.24	Section 10.5 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

10.5	Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00, calculated as of the end of each Fiscal Quarter on a trailing four quarters basis. The Lenders agree that up to $5,000,000 in the aggregate of capital expenditures incurred during the Fiscal Quarters ending December 31, 2003 and March 31, 2004 will be treated as funded capital expenditures for purposes of calculating the Fixed Charge Coverage Ratio. In addition, the impact of redeeming the 1997 Scottsburg Bonds will be disregarded for purposes of calculating the Fixed Charge Coverage Ratio.

4.25	Section 10.6 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

10.6	Tangible Net Worth. Permit Tangible Net Worth for the Company and its Subsidiaries to be less than $16,500,000, plus 50% of positive consolidated net income (without deduction for any losses) earned from March 31, 2004 to the date of determination, plus 100% of the proceeds from any issuance after March 31, 2004 by the Company or any of its Subsidiaries to any Person of any shares of capital stock or other equity interests, whether pursuant to the exercise of options or warrants, the conversion of any debt securities to equity, or otherwise.

4.26	Section 15 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

15.	The Agent.

15.1	Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 15.10) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Credit Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

15.2	Issuing Lender. Any Lender that issues a Letter of Credit or a Standby Letter of Credit (an “Issuing Lender”) shall act on behalf of the Lenders (according to their Ratable Portion) with respect to any Letters of Credit or Standby Letters of Credit issued by it and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Agent in this Section 15 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit or Standby

Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit or Standby Letters of Credit as fully as if the term “Agent”, as used in this Section 15, included the Issuing Lender with respect to such acts or omissions and (b) as additionally provided in this Credit Agreement with respect to the Issuing Lender.

15.3	Delegation of Duties. The Agent may execute any of its duties under this Credit Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in good faith in the absence of gross negligence or willful misconduct.

15.4	Exculpation of Agent. None of the Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of the Company, or any officer thereof, contained in this Credit Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Credit Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Loan Document (or the creation, perfection or priority of any lien or security interest therein), or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

15.5	Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication,

signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 7, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

15.6	Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, Default, or Potential Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Company referring to this Credit Agreement, describing such Event of Default, Default, or Potential Default and stating that such notice is a “notice of default”. The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default, Default, or Potential Default as may be requested by the Required Lenders in accordance with Section 11; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default, Default, or Potential Default as it shall deem advisable or in the best interest of the Lenders.

15.7	Credit Decision. Each Lender acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Company, its Subsidiaries and Affiliates, shall be deemed to constitute any representation or warranty by the Agent to any Lender as to any matter, including whether the Agent has disclosed material information in its possession. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company, its Subsidiaries and Affiliates, and made its own decision to enter into this Credit Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company, its Subsidiaries or Affiliates, which may come into the possession of the Agent.

15.8	Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand, and defend, the Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), according to its applicable Ratable Portion, from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorneys fees and costs, as a result of, or arising out of, or relating to the execution, delivery, performance or enforcement of this Credit Agreement or any other Loan Document (the “Indemnified Liabilities”); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable attorneys fees and taxes) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit or Standby Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Security Documents, termination of this Credit Agreement and the resignation or replacement of the Agent.

15.9	Agent in Individual Capacity. LaSalle Bank National Association (“LaSalle”) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company, its Subsidiaries and Affiliates, as though LaSalle were not the Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledges that the Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise the same as though LaSalle were not the Agent, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

15.10	Successor Agent. The Agent may resign as Agent upon 30 days’ notice to the Lenders. If the Agent resigns under this Credit Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the

Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 and Sections 16.13 and 16.14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

15.11	Collateral Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion, (a) to release any lien or security interest granted to or held by the Agent under any Security Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Company hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any collateral to any holder of a lien on or security interest in such collateral which is permitted by this Credit Agreement (it being understood that the Agent may conclusively rely on a certificate from the Company in determining whether the Indebtedness secured by any such lien or security interest is permitted by this Credit Agreement). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 15.11. Each Lender hereby authorizes the Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.

15.12	Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any of its Affiliates, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.13, 16.13 and 16.14) allowed in such judicial proceedings; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.13, 16.13 and 16.14.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

15.13	Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

4.27	The following Section 16.20 is hereby added to the Credit Agreement:

16.20 Confidentiality. The Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by the Company or any of its Subsidiaries and designated as confidential, except that the Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 16.20 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Agent, the Issuing Lender or any other Lender who may provide bank products or services to the Company or its Affiliates; or (h) that ceases to be confidential through no fault of the Agent or any Lender. Notwithstanding the foregoing, the Company consents to the publication by the Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Credit Agreement, and the Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. Notwithstanding anything in this Credit Agreement or any other Loan Document to the contrary, any information with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby may be disclosed by the Company, the Agent, or any Lender if required by applicable law, regulation, or legal process, or if such Person determines that disclosure must be made in order to conform to prudent business practices; provided that, to the extent any Loan Document contains information that relates to the “tax treatment” or “tax structure” and contains other information, this paragraph shall apply only to the information regarding the “tax treatment” or “tax structure.”

4.28	The following Section 16.21 is hereby added to the Credit Agreement:

16.21	Patriot Act Notice. As required by federal law and LaSalle’s policies and practices, LaSalle may need to collect certain customer identification information and documentation in connection with opening or maintaining accounts or establishing or continuing to provide services.

4.29	Exhibit A (List of Lenders, Addresses and Commitments) to the Credit Agreement is hereby replaced with Exhibit A to this Amendment.

5.	Representations, Warranties and Covenants of the Company. To induce the Lenders and the Agent to enter into this Amendment, the Company represents, warrants and covenants as follows:

5.1	On the Effective Date, the Company will pay to the Agent, for the account of the Lenders, a non-refundable closing fee of $34,500 to be shared by the Lenders based on their respective Ratable Portion.

5.2	The execution, delivery and performance by the Company of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action, and require no action by or in respect of, or filing with, any governmental or regulatory body, agency or official. The execution, delivery and performance by the Company of this Amendment do not conflict with, or result in a breach of the terms, conditions or provisions of, constitute a default under, or result in any violation of, and the Company is not now in default under or in violation of, the terms of its organizational documents as in effect on the Effective Date, any applicable law, any rule, regulation, order, writ, judgment or decree of any court or governmental or regulatory agency or instrumentality, or any material agreement or instrument to which it is a party or by which it is bound or to which it is subject.

5.3	This Amendment has been duly executed and delivered on behalf of the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and (ii) general equitable principles (regardless of whether enforcement is sought in equity or at law).

5.4	As of the Effective Date, all of the Company’s covenants, representations and warranties set forth in the Credit Agreement or in the other Loan Documents to which it is a party are, except as specifically modified herein and to the extent they do not expressly relate to an earlier date, true and correct as of the date hereof, and no Potential Default, Default or Event of Default under or within the meaning of the Credit Agreement or the other Loan Documents has occurred and is continuing.

6.	Claims and Release of Claims by the Company. The Company represents and warrants that neither the Company nor any of its Subsidiaries has any claims, counterclaims, setoffs, actions or causes of actions, damages or liabilities of any kind or nature whatsoever whether at law or in equity, in contract or in tort, whether now accrued or hereafter maturing (collectively, “Claims”) against any Lender, the Resigning Agent or the Agent, their respective direct or indirect parent corporations or any direct or indirect affiliates of such parent corporation, or any of the foregoing’s respective directors, officers, employees, agents, attorneys and legal representatives, or the successors or assigns of any of them (collectively, “Lender Parties”), that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event. As an inducement to the Lenders, the Resigning Agent and the Agent to enter into this Amendment, the Company on behalf of itself, its Subsidiaries, and all of their respective successors and assigns, hereby knowingly and voluntarily releases and discharges all Lender Parties from any and all Claims, whether known or unknown, that directly or indirectly arise out of, are based upon, or are in any manner connected with any Prior Related Event. As used herein, the term “Prior Related Event” means any transaction, event, circumstance, action, failure to act, occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted or begun at any time prior to the Effective Date or occurred, existed, was taken, was permitted or begun in accordance with, pursuant to or by virtue of any of the terms of the Credit Agreement or any documents executed in connection with the Credit Agreement or which was related to or connected in any manner, directly or indirectly, to any of the Loans, Notes, or Letters of Credit.

7.	Conditions. On or prior to the Effective Date, each of the following conditions precedent shall have been satisfied. The Company agrees that any failure by the Company to satisfy each of the following conditions will not in any way affect or impair its obligations or be construed as a waiver by the Agent or the Lenders of, or otherwise affect, any of the Agent’s or the Lenders’ rights under the Credit Agreement or any of the other Loan Documents.

7.1	Fees and Expenses. The Agent shall have received evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent due and payable on the Effective Date, whether pursuant to the separate fee letter between the Company and the Agent or otherwise, together with all expenses and reasonable attorneys fees incurred by the Agent or the Lenders in connection with the preparation, execution and delivery of this Amendment and the related documents to the extent invoiced as of the Effective Date, plus such additional amounts as shall constitute the Agent’s reasonable estimate of post-closing fees, costs and expenses (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent).

7.2	Closing Documents. The Agent shall have received such other documents, instruments, opinions, certificates, or items of information which it may have reasonably required in connection with this Amendment, including without limitation the documents and other items listed on the Closing Memorandum executed in connection with this Amendment.

7.3	Lien Searches. The Agent shall have received the results of recent tax, judgment and UCC lien searches in each relevant jurisdiction with respect to the Company and its Subsidiaries, and such searches shall reveal no liens on any of the assets of the Company or its Subsidiaries except for liens permitted by the Credit Agreement.

7.4	Insurance. The Agent shall be reasonably satisfied with the insurance program maintained by the Company and its Subsidiaries.

7.5	Officer’s Certificates. The Agent shall have received a certificate, dated as of the Effective Date, signed by a duly authorized officer of the Company, certifying that (A) no change has occurred with regard to the Company’s Articles of Incorporation or Regulations since July 12, 2002 (the effective date of the Credit Agreement), or to the organizational documents of any of the Company’s Subsidiaries since July 12, 2002 or the most recent certification to the Lenders, whichever is later, and (B) each of the representations and warranties made by the Company in this Amendment is true and correct on and as of the Effective Date.

7.6	Proof of Authority. The Agent shall have received copies, certified by the Secretary of the Company to be true and complete on and as of the Effective Date, of records of all action taken by the Company to authorize (i) the execution and delivery of this Amendment; and (ii) the performance of all of the Company’s obligations under this Amendment. The Agent shall have received from the Ohio Secretary of State’s office a Certificate of Good Standing dated not earlier than 30 days prior to the Effective Date certifying the good standing of the Company under Ohio law.

7.7	Changes; None Adverse. Since March 31, 2003 (the date of the most recent audited financial statements of the Company delivered to the Resigning Agent), no changes shall have occurred in the assets, liabilities, financial condition, business, operations or prospects of the Company or any of its Subsidiaries which, individually or in the aggregate, are materially adverse to the Company or any of its Subsidiaries, and Agent shall have completed, to its reasonable satisfaction, such review of the status of all current and pending legal issues, if any, as the Agent shall deem necessary or appropriate.

7.8	Performance, Etc. The Company shall have duly and properly performed, complied with, and observed each of its covenants, agreements and obligations contained in this Amendment.

7.9	Proceedings and Documents. All company, governmental, and other proceedings in connection with the transactions contemplated by the Credit Agreement, each of the other Loan Documents, and all instruments and documents incidental hereto shall be in form and substance reasonably satisfactory to the Agent and each Lender, and the Agent and each Lender shall have received all such counterpart originals or certified or other copies of all such instruments and documents, in each case executed by all parties thereto, as the Agent shall have reasonably requested, including, without limitation, this Amendment.

7.10	Other Information. The Agent shall have received such other information concerning the Company or any of its Subsidiaries and such other agreements, instruments or certificates relating to the Credit Agreement and the Obligations as the Agent or any Lender may reasonably require, including without limitation legal opinions.

8.	General.

8.1	Except as expressly modified herein, the Credit Agreement is and remains in full force and effect.

8.2	Nothing contained herein will be construed as waiving any Default, Potential Default, or Event of Default or will affect or impair any right, power or remedy of any Lender or the Agent under or with respect to the Credit Agreement, any of the other Loan Documents, or any agreement or instrument guaranteeing, securing or otherwise relating to the Credit Agreement.

8.3	Any renewal of, restatement of, replacement of or substitution for the Credit Agreement, any of the Notes, or any of the other Loan Documents will not be deemed to constitute a novation thereof, or to release or otherwise adversely affect any lien, mortgage or security interest securing any of the Obligations or any rights of the Agent or any Lender against any guarantor, surety or other party primarily or secondarily liable for any of the Obligations.

8.4	This Amendment will be binding upon and inure to the benefit of the Company, the Lenders, the Resigning Agent, and the Agent and their respective successors and assigns.

8.5	All representations, warranties and covenants made by the Company herein will survive the execution and delivery of this Amendment.

8.6	This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

8.7	This Amendment will in all respects be governed and construed in accordance with the laws of the State of Ohio, without regard to conflict of laws principles.

[signature page follows]

Executed as of the Effective Date.

MULTI-COLOR CORPORATION,
as Company

By:	/s/ Dawn H. Bertsche
Dawn H. Bertsche
Vice President-Finance & CFO

LASALLE BANK NATIONAL ASSOCIATION,
on its own behalf as Lender and as Agent

By:	/s/ Warren Weber
Print Name:	Warren Weber
Title:	First Vice President

PNC BANK, NATIONAL ASSOCIATION,
on its own behalf as Lender and as Resigning Agent

By:	/s/ William R. Flax
Print Name:	William R. Flax
Title:	Credit Manager

KEYBANK NATIONAL ASSOCIATION,
as Lender

By:	/s/ Louis A. Fender
Print Name:	Louis A. Fender
Title:	Sr. Vice President

HARRIS TRUST AND SAVINGS BANK,
as Lender

By:	/s/ David L. Mistic
Print Name:	David L. Mistic
Title:	Vice President

Exhibit A

LIST OF LENDERS, ADDRESSES AND COMMITMENTS

Lenders	Commitment Percentage	Revolving Commitment		Non-Revolving Commitment	Term Loan Commitment	Bond Letters of Credit

LaSalle Bank National Association 312 Walnut Street Suite 2450 Cincinnati, OH 45202	30.434782609%	$3,043,478.27	*	$6,086,956.53	$2,647,826.09	$2,221,739.13

PNC Bank, National Association 201 East Fifth Street Cincinnati, OH 45202	26.086956522%	$2,608,695.65		$5,217,391.31	$2,269,565.21	$1,904,347.83

KeyBank National Association 525 Vine Street Cincinnati, OH 45202	21.739130435%	$2,173,913.04		$4,347,826.08	$1,891,304.35	$1,586,956.52

Harris Trust and Savings Bank 111 West Monroe St. Chicago, IL 60690	21.739130435%	$2,173,913.04		$4,347,826.08	$1,891,304.35	$1,586,956.52

TOTAL:	100%	$10,000,000		$20,000,000	$8,700,000	$7,300,000

*	Includes Swingline Commitment amount of $2,000,000.